Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne
Director - Investor Relations
Phone: 610-975-8204 Fax: 610-975-8201
E-Mail: invest@pvrpartners.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. TO ACQUIRE

COAL RESERVES IN KENTUCKY AND TENNESSEE

RADNOR, PA – December 15, 2010 . .. . Penn Virginia Resource Partners, L.P. (“PVR”) (NYSE: PVR) announced today that its wholly-owned subsidiary, Penn Virginia Operating Company, LLC, has executed a definitive agreement to purchase certain mineral rights and associated oil and gas royalty interests in Kentucky and Tennessee from Begley Properties, LLC (“Begley”) for approximately $97.25 million. The mineral rights include approximately 102 million tons of coal reserves and resources. There are currently 14 active producing underground and surface mines on the approximately 126,000 acres of mineral estates being acquired, with 10 principal coal lessees operating the mines. The coal is primarily steam coal that is consumed by major electric utilities and other industrial customers in the southeastern United States and approximately 75% of the expected production for the next 5 years is under permit. Additionally, the oil and gas royalty interests to be acquired include 100% interests from 158 oil and gas wells.

To support the acquisition, Penn Virginia Resource GP, LLC, PVR’s general partner, has agreed to permanently forego $525,000 per year (ratable over each quarterly distribution payment) in incentive distributions otherwise payable by PVR to the general partner in connection with the acquisition. This support would only become effective following PVR’s issuance of equity to finance the acquisition.

William H. Shea, Jr., Chief Executive Officer of PVR’s general partner, said, “We are pleased to have this opportunity to expand our coal reserve base in Central Appalachia. The acquisition of the Begley properties will provide significant geographic synergies with PVR’s current assets in the Central Appalachia coal region, will contribute to the diversification of our lessee base and will increase access to strategic rail shipping facilities to service southeast utility markets. We expect the Begley acquisition to be accretive to distributable cash flow per common unit for PVR unitholders within the first year following the closing of the acquisition.”

The transaction is subject to customary closing conditions and is expected to close on or before year-end 2010 or early in the first quarter of 2011. PVR expects that the closing of the Begley acquisition will occur prior to the previously announced merger transaction with Penn Virginia GP Holdings, L.P., which is currently anticipated to occur during the first calendar quarter of 2011.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and manages coal and natural resource properties and related assets, and owns and operates midstream natural gas gathering and processing businesses. We own more than 800 million tons of proven coal reserves in Northern and Central Appalachia, and the Illinois and San Juan Basins; our midstream natural gas assets are located principally in Texas, Oklahoma and Pennsylvania and include more than 4,100 miles of natural gas gathering pipelines and 6 processing systems with approximately 400 million cubic feet per day of capacity. For more information about PVR, visit our website at www.pvresource.com.

PVR to Acquire Coal Reserves	Page 2

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements within the meaning of federal securities laws. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: when and whether the acquisition will be accretive to distributable cash flow; the projected demand for coal; the volatility of commodities prices for coal; the extent to which the amount and quality of actual production differs from estimated recoverable coal; delays in anticipated start-up dates of our lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves or the production; the timing of receipt of necessary governmental permits by us or our lessees; the experience and financial condition of our coal lessees, including our lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves and obtain favorable contracts for such production; potential equipment malfunction and repair delays; unanticipated geological problems; the legislative and regulatory environment; and political and economic conditions, including the impact of potential terrorist acts.

These risks, uncertainties and contingencies are discussed in more detail in PVR's press releases and public periodic filings with the SEC, including PVR’s Annual Reports on Form 10-K for the year ended December 31, 2009 and most recent Quarterly Reports on Form 10-Q. Many of the factors that will determine PVR's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. PVR undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.